Exhibit 10.19
Duquesne Light Holdings, Inc.
Description of Executive Benefits
Executive officers of Duquesne Holdings, Inc. and Duquesne Light Company (together, the “Company”) are eligible to receive the following compensation-related benefits:
     Annual Cash Incentive. Executive officers are eligible to receive incentives based on the accomplishment of performance objectives. Performance criteria focus on the achievement of agreed-upon and documented strategic goals. Performance targets may include, among other things, measures of financial performance, the ability to meet budget levels, individual or group performance objectives, and other corporate performance measures. The amount of incentive payment can vary above and below the target based upon the results achieved. When targets are met, the incentive amount may be as much as 100% of the target. When targets are exceeded or are not reached, the incentive amount may be proportionately more or less than the target (between 50% and 150% of target). The Compensation Committee may make appropriate upward or downward adjustments if, after taking into consideration all of the facts and circumstances of the performance period, it determines that adjustments are warranted.
     Currently, the Chief Executive Officer is eligible for an annual incentive payment of 65% of his base salary; the other top four-paid executive officers are eligible for annual incentive payments of 40% of their base salaries.
     Enhanced Death Benefit. As part of every nonunion employee’s benefit package, the Company provides a basic life insurance plan. If the employee dies from any cause, the plan pays a cash benefit of one and one-half times the employee’s base pay at the time of death, rounded up to the next higher $1,000. An independent insurance carrier currently provides this benefit.
     Certain key employees (including executive officers) are provided with an additional cash benefit of one times their base salary. This enhanced benefit is self-insured by the Company (there is no policy with an independent insurance carrier). No premiums are paid for this benefit.
     Long Term Disability Insurance. As part of every nonunion employee’s benefit package, the Company provides long-term disability insurance if the employee becomes totally disabled due to illness or injury. Normally, an individual is treated as “totally” disabled if he or she cannot perform any occupation by reason of education, training or experience. However, for certain key employees (including the executive officers) the term “totally” disabled is defined as “the inability to perform the material duties of his or her regular occupation for the entire period of the disability.” In addition, executives are eligible for a supplemental long-term disability policy, which increases the base monthly benefit from 60% of salary to 75% of income, up to a maximum monthly benefit of $25,000. In order to calculate the benefit, the plan factors in the base salary, plus an average of the last two year’s incentive pay, less Group Long-Term Disability coverage.
     Enhanced Business Travel Accident Insurance. As part of every nonunion employee’s benefit package, the Company provides a business travel accident insurance protection value of $300,000 if the employee should die or suffer a serious injury while traveling on business (including while commuting directly between the employee’s residence and a place of regular employment). An independent insurance carrier currently provides this benefit.
     Certain key employees (including executive officers) are provided with an additional $100,000 of coverage. This enhanced coverage has no material effect on the group premium paid by the Company.
     Investment Counseling. Executive officers are eligible to receive financial and tax planning services from an investment counselor. The Company pays the counselor’s fees on behalf of the participating executive officers. Because the payment for such services is considered taxable to the participants, the Company grosses their income up to cover related income taxes.
     Car Allowance; Parking. Executive officers receive an annual car allowance. The Company pays parking fees for certain key employees (including executive officers).
     Club Fees. The Company pays club initiation fees and a portion of the monthly membership dues for certain executive officers.